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                       SUBSIDIARIES OF U.S. LONG DISTANCE CORP.


U.S. Long Distance, Inc. (a Texas corporation)

CalTex Acquisition Corp. (a Texas corporation) - Inactive

USLD Acquisition Corp. II (a Texas corporation) - Inactive